LIBERTY STAR URANIUM & METALS CORP.

3024 E. Fort Lowell Road	TEL: (520) 731-8786
Tucson, Arizona 85716-1572	FAX: (520) 844-9321

http://www.LibertyStarUranium.com/

September 24, 2007	OTCBB: LBSU
NR 57	Frankfurt: LBV

FOR IMMEDIATE DISSEMINATION

LIBERTY STAR URANIUM ANNOUNCES THE TRANSFER OF THE LORETO BRECCIA PIPE TARGET TO THE JOINT VENTURE WITH XSTATE RESOURCES

Tucson, Arizona—September 24, 2007—Liberty Star Uranium & Metals Corp. (the “Company”), (OTCBB symbol: LBSU) is pleased to announce it has transferred 50% interest in four standard federal lode mining claims, an area of about 83 acres, which cover the Loreto breccia pipe target (Pipe) to joint venture partner XState Resources Limited (ASX Symbol: XST).

The Loreto Pipe lies about five miles southeast and along trend of the Hazel—Elle—Hermina northwest-southeast alignment. It lies within the Liberty Star—XState Elle joint venture area of mutual interest (AMI). Surface examination to date suggests it has three breccia centers but this observation is subject to further work and drilling. Silicification and boxwork openings after the mineral pyrite (iron sulfide) in the southern feature are encouraging for stronger mineralization at depth. Detailed grid sampling has been completed and assays have recently been received. They are currently undergoing evaluation and compilation with other geotechnical studies. As these studies and interpenetrations are completed the results will be released.

ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”

James A. Briscoe,

President/Director

The breccia pipes are part of the large uranium bearing breccia pipe terrain which occurs on the Arizona Strip lying just south of the Utah border. Eight mines were brought into production during the 1970s and early 1980s on deposits discovered within the immediate area. The uranium bearing pipes which were mined are the second highest grade uranium mineral deposits in the world and the highest grade in the United States. Previously mined mineralization in these pipes has graded about 0.6% to 0.7% uranium or about 12 to 14 pounds per ton. In addition to uranium they are known to contain copper, zinc, silver, vanadium, cobalt, nickel, molybdenum, gallium, germanium and other metals. Past producers have recovered copper, silver and vanadium as by-products of uranium mining.

SAFE HARBOR STATEMENT

Statements in this news release that are not historical are forward looking statements. Forward looking statements in this news release include that silicification and boxwork openings after the mineral pyrite (iron sulfide) in the southern feature are encouraging for stronger mineralization at depth. It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data; that we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration; that we may be unable to agree with our joint venture partners as to the work to be performed; that our application to drill may be denied; that weather, logistical problems or hazards may prevent us from exploration; that equipment may not work as well as expected; that analysis of data may not be possible accurately and at depth; that results which we or others have found in any particular location are not necessarily indicative of larger areas of our property; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company’s most recent 10-KSB and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

Contact:

Liberty Star Uranium & Metals Investor Relations

Tracy Myers (520) 731-8786

AGORACOM Investor Relations

http://www.agoracom.com/ir/libertystar

lbsu@agoracom.com

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